Exhibit 10.1

MONOTYPE IMAGING INCORPORATED

2007 Incentive Compensation Program

I.	Overview

The compensation philosophy of Monotype Imaging is to pay competitive base salaries and to provide the potential to significantly overachieve market average compensation through incentive compensation if performance of both the organization and the individual exceed expectations. Base compensation and total compensation targets are set based on area market survey data.

II.	Incentive Compensation Goals

•	Motivate exceptional performance at all organizational levels

•	Pay for performance. No guarantees of bonus if performance does not warrant.

•	Significant differentiation in bonus payments between less than expected performance and exceptional performance.

III.	Incentive Pay

There are four bonus categories with bonus ranges as follows:

At achievement of 90 – 109% of Profit Target (EBITDA)

• Staff Bonus	0 – 5% of Base Compensation

• Staff + Bonus	0 – 10% of Base Compensation

• Key Contributor Bonus*	0 – 10% of Base Compensation

• Executive Bonus	0 – 30% of Base Compensation

At achievement of 110% of Profit Target (EBITDA)

• Staff Bonus	0 – 10% of Base Compensation

• Staff + Bonus	0 – 20% of Base Compensation

• Key Contributor Bonus*	0 – 20% of Base Compensation

• Executive Bonus	0 – 40% of Base Compensation

*	Difference in Staff+ and Key Contributor is Long-Term Incentive Compensation. Final payment was made in January 2007.

IV.	Plan Guidelines

•	All regular employees are participants in the plan and are eligible for payment if employed as of December 31, 2007.

•	Employees hired after January 1, 2007 will be prorated based on date of hire.

•	Total bonus pool available for bonus is amount budgeted and accrued for plan year 2007.

•	Organization must achieve 90% of profit target in order for bonus to be payable plus any key performance metrics set by the Board of Directors.

•	Individuals who achieve an “Above Expectations” or “Exceptional” performance review ratings will be eligible for amounts over payment range, capped at 150%.

V.	Bonus Payouts

•	Performance reviews are completed by year end and bonus recommendations are made by each manager, staying within bonus parameters.

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Individuals with performance reviews of “Above and Exceptional” would be highlighted for consideration of additional bonus payments with recommendations made by the respective managers. Analysis is made to determine if recommendations are within budget parameters.

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President, Senior Vice Presidents, and Human Resources will make final determination of proposed payments and will submit to the Compensation Committee of the Board of Directors for approval. Payments will be made to non-executives of the Company following approval of the aggregate payment to all non-executives by the Compensation Committee. Payments will be made to executives of the Company following approval of such payments by the Compensation Committee and receipt by the Company of audited financial statements for the year ended December 31, 2007. In the event that there is a subsequent change in the Company’s audited financial statements that impacts whether the bonus targets were satisfied, executives will be required to repay to the Company any amount that was paid based solely on the satisfaction of a bonus target that was not, after such change, satisfied. While the Compensation Committee shall have no discretion to determine whether or not the repayment obligations shall be enforced, the final amounts to be repaid by each executive shall be determined by the Compensation Committee.